Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nuvve Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (2)	457(o)			$10,000,000	0.00014760	$1,476.00
	Other	Pre-Funded Warrants to purchase Common Stock (3)	Other			—			(3)
	Equity	Common Stock underlying the Pre-Funded Warrants (3)	457(o)			—			(3)
	Other	Warrants to purchase Common Stock	Other			—			(4)
	Equity	Common Stock underlying the Warrants	457(o)			$10,000,000	0.00014760	$1,476.00
	Other	Underwriter’s Warrants to purchase Common Stock	Other						(4)
	Equity	Common Stock underlying Underwriter’s Warrants (5)	Other			$625,000	0.00014760	$92.25
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$20,625,000		$3,045.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,045.00

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)	The proposed maximum aggregate offering price of the Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Stock and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $10,000,000.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	We have agreed to issue to the underwriter warrants to purchase the number of shares of common stock in the aggregate equal to 5% of the shares of common stock sold in this offering, included including the number of shares of common stock issuable upon exercise of the Pre-Funded Warrants. The warrants are exercisable for a price per share equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $625,000, which is equal to 125% of $500,000 (5% of $10,000,000).